Exhibit 99.1

CONTACT:

Steve Handy, Senior Vice President and Chief Financial Officer

(949) 975-1550

steve.handy@smawins.com

EVC Group, Inc.

Douglas Sherk/Jenifer Kirtland

(415) 896-6820

dsherk@evcgroup.com

SM&A Reports Strong First Quarter 2007 Results

Record First Quarter Revenue of $23.6 Million, an Increase of 33%

Earnings Per Share up 33%

NEWPORT BEACH, CA—April 26, 2007 — SM&A (Nasdaq:WINS), the world’s leading provider of services that help its clients win competitive procurements and perform on complex programs and projects they win, today reported strong revenue growth and solid bottom-line results for the first quarter ended March 31, 2007.

Revenue for the first quarter was $23.6 million, a 33% increase from $17.7 million in revenue reported in the first quarter of 2006.  Net income increased 23% to $1.5 million compared with $1.2 million in the prior year’s first quarter.  Included in the 2007 first quarter results were approximately $800,000 in one-time expenses associated with the management transition announced during the quarter and the acquisition of PPI.  Earnings per fully diluted share (EPS) for the quarter were $0.08 compared with $0.06 for the 2006 first quarter.  Prior to the one-time charges, EPS for the first quarter of 2007 were $0.10.

“This was an outstanding first quarter for the Company and demonstrates the soundness of our strategy to diversify our services and our successful execution of the strategy,” said Cynthia Davis, chief executive officer of SM&A.  “We experienced revenue growth across all of our service lines. Competition Management revenue increased 25% and again set a quarterly record.  Program Services revenue grew 49%, the result of the contribution from our recent acquisition of PPI, as well as strength in our core Program Services business.  The excellent revenue growth is a testament to the strong relationships that our account teams have been able to establish with our clients.  As we move through 2007, our goal is to generate profitable and more predictable growth by serving our clients with high quality end-to-end solutions, expanding into new growth markets and leveraging our infrastructure.  Achieving our objectives will continue to require us to make well-considered investments in our people, tools and skill sets while managing our SG&A expense.”

“Aerospace & Defense clients generated revenue of $19.9 million for the first quarter, 68% above the first quarter of 2006,” said Steve Handy, Chief Financial Officer.  “Revenue from non-Aerospace & Defense clients was $3.7 million, a 37% decrease from non-A&D revenue in the first quarter of last year.  Our non-A&D revenue, which is comprised primarily of system integration and IT clients, continued to be affected by the reduction in revenue from one large account which began in the second quarter of 2006.  Excluding this client, our non-A&D revenue increased 47%.  A&D business represented 84% of our total first quarter revenue, compared with 67% a year ago.  Competition Management revenue for the quarter was $14.4 million, a 25% increase from the same quarter of the previous year.  Program Services revenue for the quarter was $9.2 million, a 49% increase which reflected a $1.1 million contribution from our acquisition of PPI, which closed on February 9, 2007.  Excluding the PPI acquisition, Program Services revenue grew 31% from the 2006 first quarter.  Competition Management represented 61% of our total quarterly revenue, compared with 65% of the total quarterly revenue from last year.  Revenue from new customers was $276,000 for the first quarter, or 1.2% of revenue.”

Gross margin for the quarter was 39%, compared with 40% in the first quarter of 2006.  The  decline was primarily the result of product mix and pricing structures offered to several large customers.  The Company continues to anticipate that its gross margin will be approximately 40% for 2007.

Excluding one time charges, SG&A expenses as a percent of revenue declined to 26% as compared to 30% in the first quarter of 2006.   Total SG&A expenses were $6.9 million in the first quarter of 2007 and included approximately $800,000 in one-time expenses related to the management transition and the acquisition of PPI.  In addition, PPI contributed approximately $300,000 to the increased SG&A costs.  Excluding PPI’s SG&A and the management transition and acquisition expenses, SG&A was $5.8 million, an increase of 9% compared with the prior year.

During the first quarter, the Company repurchased 139,417 shares for a total cost of $842,000.  Since the inception of the share repurchase plan in 2004, the Company has repurchased 3,354,860 shares at a total cost of $24.2 million, and currently has approximately $5.8 million remaining in share repurchase authorization.

This press release includes non-GAAP financial measures, which we believe provide useful information to investors by excluding certain nonrecurring expenses and by allowing consistency and comparability in our financial reporting to prior periods when these charges were not incurred. These measures should be considered in addition to results prepared in accordance with GAAP, but are not a substitute for or superior to GAAP results.  This press release explains the reconciliation of these non-GAAP measures to the underlying GAAP financial measures.

2007 Guidance

The Company updated its guidance for fiscal 2007 to reflect the impact of the management transition costs in the first quarter.  There has been no change in the Company’s expectations for revenue of approximately $90 million for the year.  Because of one-time charges related to the management transition and PPI acquisition of approximately $0.03 per share, full year earnings per share are expected to be approximately $0.39.

Conference Call and Webcast

SM&A will host a conference call at 1:30 p.m. Pacific Time on Thursday, April 26, 2007 to discuss the Company’s first quarter 2007 results. To participate, callers should dial (866) 249-6463 or (303) 262-2075, for international dial in, approximately 10 minutes before the scheduled start of the call. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the webcast link.

Replay

A replay of the conference call will be available at www.smawins.com or by dialing (800) 405-2236 or (303) 590-3000, reference access code 11088342#. The call replay will be available for seven days.

Safe Harbor Statement

The statements in this news release that refer to expectations for fiscal year 2007 are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006. Actual results may differ materially from those expressed or implied. The Company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.

SM&A
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,645	$15,143
Investments	4,000	—
Accounts receivable, net	24,183	15,759
Prepaid expenses and other current assets	743	341
Prepaid income taxes	—	286
Deferred tax asset — current	197	244
Total current assets	33,768	31,773
Fixed assets, net	3,642	3,446
Goodwill	3,283	—
Purchased intangibles, net	1,133	—
Deferred tax asset	478	354
Other assets	167	53

	$42,471	$35,626
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,664	$1,232
Accrued compensation and related benefits	5,119	2,112
Income taxes payable	52	—
Net liabilities of discontinued operations	—	42
Total current liabilities	6,835	3,386
Deferred income taxes	119	91
Other liabilities	551	553
Total liabilities	7,505	4,030

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid in capital	42,654	39,893
Treasury stock	(1,506)	(664)
Accumulated deficit	(6,184)	(7,635)
Total stockholders’ equity	34,966	31,596
	$42,471	$35,626

SM&A
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended March 31,
	2007	2006

Revenue	$23,624	$17,715
Cost of revenue	14,417	10,574
Gross margin	9,207	7,141

Selling, general and administrative expenses	6,894	5,328
Operating income	2,313	1,813

Interest income	143	192

Income before income taxes	2,456	2,005

Income tax expense	1,005	826

Net income	$1,451	$1,179

Net income per share:
Basic	$0.08	$0.06
Diluted	$0.08	$0.06

Shares used in calculating net income per share:
Basic	18,609	19,819
Diluted	18,800	20,043